Exhibit 10.1
GUIDELINES FOR RESTRICTED STOCK UNITS
GRANTED UNDER THE
MARKETAXESS HOLDINGS INC. 2004 STOCK INCENTIVE PLAN
(Amended and Restated Effective as of April 28, 2006)
     Grants of Restricted Stock Units (as defined below) made on or following January 1, 2011 under the MarketAxess Holdings Inc, 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Plan”) shall be subject to, and governed by, the provisions set forth in these guidelines (“Guidelines”), the Plan and the applicable Award agreement. An Award of Restricted Stock Units shall constitute an Other Stock-Based Award under the Plan. These Guidelines have been adopted by the Committee pursuant to Section 3.3(a) of the Plan effective as of January 1, 2011 and are part of the Plan.
1. Definitions. Unless otherwise indicated, any capitalized term used but not defined in these Guidelines shall have the meaning ascribed to such term in the Plan. For purposes of these Guidelines, the following definitions shall apply:
     1.1. “Deferral Eligible Participant” means either: (i) a Top Hat Employee; (ii) a Consultant, or (iii) a Non-Employee Director, who, in each case, the Committee determines, in its sole discretion, is eligible to defer payment of an RSU granted hereunder in accordance with Section 4.
     1.2. “Restricted Stock Unit” or “RSU” means a restricted stock unit, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than the right to receive dividend equivalent amounts in accordance with Section 5 hereof). Upon distribution, all vested RSUs shall be paid solely in the form of shares of Common Stock.
     1.3. “Top Hat Employee” means an Eligible Employee who is a member of a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
2. Eligibility. Any Eligible Employee, Consultant or Non-Employee Director who is designated by the Committee is eligible to receive RSUs pursuant to these Guidelines.
3. Vesting of Stock Units and Payment.
     3.1. Except as otherwise provided in Section 3.3 hereof or in an Award agreement,
     (i) one-third (1/3) of an Award of RSUs shall vest on the date that is (as applicable, the “Initial Vesting Date”):
(x) twelve (12) months after the grant date for an RSU that is (I) not a Deferrable RSU (as defined in Section 4.1) or (II) a Deferrable RSU for which the Participant made a deferral election in accordance with Section 4.2 prior to January 1 of the calendar in which the grant of the RSU was made to the Participant, or
(y) thirteen (13) months after the grant date for an RSU that is a Deferrable RSU for which the Participant did not make a deferral election in accordance with Section 4.2 prior to January 1 of the calendar in which the grant of the RSU was made to the Participant (regardless of whether the Participant elects to defer such Award); and
     (ii) an additional one-third (1/3) of such Award of RSUs shall vest on each of the second and third anniversaries of the grant date;
in each case, provided that the Participant has not had a Termination from the date of grant until the applicable vesting date. Nothing herein shall be construed as prohibiting the Committee from using an alternative vesting schedule at the time of grant of the RSU.
     3.2. Any alternative vesting schedule provided in an Award agreement with regard to Deferrable RSUs for which the Participant did not make a deferral election in accordance with Section 4 prior to January 1 of the calendar in which the grant of the RSU was made, shall provide for an Initial Vesting Date that is no earlier than thirteen (13) months after the grant date.
     3.3. Notwithstanding Section 3.1 or any alternate vesting schedule set forth in an Award agreement, unless otherwise set forth in an Award Agreement, upon the Participant’s death or Disability on or following the grant date and prior to the applicable vesting date 50% of any RSUs that are unvested on the date of the Participant’s death or Disability shall become immediately vested.
     3.4. Notwithstanding Section 3.1 or any alternate vesting schedule set forth in an Award agreement, unless otherwise set forth in an Award Agreement, in the event of a Change in Control, RSUs granted under these Guidelines shall be treated in accordance with Section 12.1 of the Plan; provided that, (i) any discretion exercisable by the Committee is limited to the extent required to comply with Section 409A of the Code and any discretion exercised by the Committee as permitted under these Guidelines and Section 12.1 of the Plan shall be exercised in a manner that is intended not to cause such Award to be subject to any tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code without the Participant’s consent; (ii) with respect to any RSU that is not a 409A Covered Award, immediately prior to the Change in Control, the Committee may determine that such RSU will not be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan, and 100% of any such RSUs that are unvested on the date of such Change in Control shall become vested immediately prior to the Change in Control; (iii) with respect to any RSU that is a 409A Covered Award, such Award shall either (x) be assumed and continued in a manner that is intended to comply with Section 409A of the Code or (y) the Committee may determine that such RSU will become 100% vested, paid and terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), (B) or (C) or as otherwise permitted under Section 409A of the Code; and (iv) in the event of a Participant’s Termination by the Company without Cause that occurs upon or within twenty-four (24) months following a Change in Control on or following the grant date and prior to the applicable vesting date 100% of any RSUs that are unvested on the date of such Termination shall become immediately vested; provided, however, that, if a Deferral Eligible Participant makes a deferral election with respect to a Deferrable RSU pursuant to Section 4 (other than any such deferral elected prior to January 1 of the calendar year in which the grant of the RSU was made to the Participant), the accelerated vesting provided under this sub-section (iv) shall not apply to such Award if the Participant’s Termination occurs on or before the Initial Vesting Date.
     3.5. Except as otherwise provided in Section 4 hereof, upon the vesting of each RSU, the Participant shall receive one share of Common Stock, the ownership of which shall be recognized by the Company through an uncertificated book entry credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant or such other method (including the issuance of stock certificate) as determined by the Company in its sole discretion. Except as otherwise provided in Section 4 hereof, actual payment of shares of stock underlying RSUs shall be paid within thirty (30) days following vesting.
     3.6. Except as otherwise provided in Sections 3.3 and 3.4 hereof, RSUs that are not vested as of the date of a Participant’s Termination for any reason shall terminate and be forfeited in their entirety as of the date of such Termination. Notwithstanding anything herein to the contrary, in the event of a Participant’s Termination for Cause, a Participant’s RSUs (whether vested or unvested) shall terminate and be forfeited in their entirety as of the date of such Termination.
4. Deferral of Payment Date.
     4.1. Notwithstanding anything herein to the contrary, a Deferral Eligible Participant may elect to defer, in accordance with this Section 4, the payment of shares of Common Stock following vesting of an RSU that the Committee has determined, in its sole discretion, is eligible for deferral as specifically provided in the applicable Award agreement (a “Deferrable RSU”). To the extent an Eligible Employee is no longer considered a Top Hat Employee (and accordingly, is no longer a Deferral Eligible Participant), the Committee may deem such Eligible Employee ineligible to defer any additional RSUs and all then unvested RSUs shall continue to vest in accordance with the applicable vesting schedule and all vested RSUs shall be payable in accordance with the Eligible Employee’s then existing elections, subject to the terms of these Guidelines.
     4.2. Initial Deferral Elections. A Deferral Eligible Participant may, no later than 30 days after the date on which an Award of a Deferrable RSU has been granted (the “Election Period”), elect to defer each date on which a portion of the Award is scheduled to be paid, provided that any such deferral election must provide for a payment date that occurs upon either:

(a) the earlier of: (i) the date chosen by the Committee at any time in its sole discretion within the calendar year in which the second, third, fourth, fifth, sixth or seventh year anniversary following the vesting date of the Award occurs or such other time period the Committee may establish at the time the Award is granted, as elected by the Participant (a “Fixed Date”), (ii) the Deferral Eligible Participant’s “Separation from Service” (within the meaning of Code Section 409A), subject to the six-month delay applicable to “Specified Employees” within the meaning of Code Section 409A(a)(2)(B) as set forth in Section 15.15(a) of the Plan (the “Six Month Delay”) and (iii) a Change in Control; or
(b) the earlier of (i) the Deferral Eligible Participant’s Separation from Service, subject to the Six Month Delay and (ii) a Change in Control.
With respect to payments made on a Fixed Date, the actual date of payment within the applicable calendar year specified in Section 4.2(a)(i) hereof shall be determined within the sole discretion of the Company. At the time the Deferral Eligible Participant makes an initial deferral election, he or she must make an election to defer the payment of an Award either pursuant to Section 4.2(a) or 4.2(b), and if the Deferral Eligible Participant elects the alternative under Section 4.2(a), he or she must also make a Fixed Date election at such time on the election form prescribed by the Company in accordance with Section 4.4 hereof.
     4.3. Subsequent Deferral Elections. A Deferral Eligible Participant shall be permitted to extend the previously deferred payment dates applicable to Deferrable RSUs under an Award or make an initial deferral election after the Election Period, provided that:
(a) the Deferral Eligible Participant makes such subsequent deferral election at least (12) twelve months prior to the first scheduled payment date under such Award, which first scheduled payment shall be January 1 of the first calendar year in which a deferred payment would otherwise be made with regard to any Deferrable RSU previously deferred to a Fixed Date in accordance with Section 4.2(a);
(b) a subsequent deferral election made by the Deferral Eligible Participant pursuant to this Section 4.3 shall defer every previously deferred payment date applicable to Deferrable RSUs under the Award by the same period of time (expressed in whole years) of not less than five years (i.e., each previously deferred payment date shall be deferred by the additional deferral period elected by the Deferral Eligible Participant, with the result that, after the subsequent deferral election has been made, the payment dates will continue to be staggered in time); and
(c) a Deferral Eligible Participant’s subsequent deferral election will not become effective until (12) twelve months after the date on which it is made.

     4.4. Any deferral pursuant to this Section 4 must be made in writing on an election form prescribed by, and acceptable to, the Committee and in accordance with the procedures established by the Committee. A deferral election is valid solely with respect to the Deferrable RSUs identified on the election form and must comply with the requirements of Section 4 to be given effect. A deferral election must apply to all RSUs under an Award for which such a deferral election is made and may not apply solely with respect to a partial portion thereof.
     4.5. If a Deferral Eligible Participant makes an initial or subsequent deferral election with respect to Deferrable RSUs, the payment of Common Stock under such Award, to the extent vested, shall be made to the Deferral Eligible Participant on the applicable deferred payment date(s).
5. Dividend Equivalent Amounts. Dividends shall be credited to an RSU dividend book entry account on behalf of each Participant with respect to each RSU held by such Participant, provided that the right of each Participant to be entitled to and actually receive such dividend shall be subject to the same restrictions as the RSU to which the dividend relates and shall be paid to the Participant at the same time the Participant receives the payment of the shares of Common Stock under the RSU (including upon any deferred payment date in accordance with Section 4). Unless otherwise determined by the Committee, cash dividends shall not be reinvested in Common Stock and shall remain uninvested and without interest.
6. Detrimental Activity. In the event a Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of RSUs granted hereunder, the Committee may direct (at any time within one year thereafter) that all unvested RSUs and all vested but unpaid RSUs shall be immediately forfeited and that the Participant shall pay over to the Company an amount equal to any gain the Participant realized from any RSUs or any Common Stock paid in connection therewith which had vested in the period referred to above.
7. Amendment, Suspension or Termination. The Board or the Committee may at any time and from time to time amend, suspend or terminate these Guidelines and any Award of RSUs, subject to the terms of the Plan.
8. Section 16(b). To the extent required, these Guidelines are intended to comply with Rule 16b-3 and the Committee shall interpret and administer these Guidelines in a manner consistent therewith. If an officer (as defined in Rule 16b-3) is designated by the Committee to receive RSUs, any such Award and the payment of Common Stock thereunder shall be deemed approved by the Committee and shall be deemed an exempt purchase under Rule 16b-3. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of these Guidelines.
9. Withholding. The Participant shall be solely responsible for all applicable foreign, federal, state, and local taxes with respect to the RSUs and the payment of Common Stock therunder; provided, however, that at any time the Company is required to withhold any such taxes, the Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required to withhold at any time. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from any amounts payable to the Participant, including, but not limited to, the right to withhold Shares otherwise deliverable to the Participant under an Award of RSUs hereunder.
10. Plan Document. These Guidelines and an Award of RSUs are subject to the terms and conditions of the Plan (including, without limitation, Sections 4.1(a) and 4.2 and Articles XI, XII, XIII, XV and XVII). Specifically, the provisions of Section 15.15 of the Plan (“Section 409A of the Code”) shall apply to any Award of RSUs under these Guidelines that is a 409A Covered Award.
11. ERISA Claims Procedures. With regard to a Deferrable RSU where a Deferral Eligible Participant defers an RSU pursuant to Section 4 hereof, subject to the Six Month Delay, the provisions of the U.S. Department of Labor Regulations Section 2560.503-1 governing claims procedures shall apply to any disputes relating to such deferral awards.